Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292140

PROSPECTUS

14,756,230 Shares

Common Stock

This prospectus relates to the offer and resale from time to time of up to an aggregate 14,756,230 shares of our common stock, par value $0.0001 per share (the “Resale Shares”), consisting of (i) 6,499,826 shares of common stock (the “Shares”), (ii) up to an aggregate of 5,305,164 shares of common stock that are issuable upon the exercise of pre-funded warrants to purchase shares of our common stock (the “Pre-Funded Warrants,” and such shares of common stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and (iii) up to an aggregate of 2,951,240 shares of common stock that are issuable upon the exercise of warrants to purchase shares of common stock (the “Common Warrants,” and such shares of common stock issuable upon exercise of the Common Warrants, the “Common Warrant Shares”) (the Pre-Funded Warrants, together with the Common Warrants, are collectively referred to as the “Warrants”, and the Pre-Funded Warrant Shares, together with the Common Warrant Shares, the “Warrant Shares”), by the selling stockholders named herein, together with any additional selling stockholders listed in a prospectus supplement (together with any of such stockholders’ transferees, pledgees, donees or successors). The Shares and the Warrants were acquired by the selling stockholders named herein pursuant to securities purchase agreements, each dated November 23, 2025 (each a “Purchase Agreement,” and together, the “Purchase Agreements”), in transactions more fully described in the section titled “Prospectus Summary.”

We are registering the offer and sale of the Resale Shares from time to time by the selling stockholders to satisfy the registration rights granted in connection with the issuance of the Shares and the Warrants. We will not receive any proceeds from the sale of the Resale Shares by the selling stockholders. However, we would receive proceeds from any cash exercise of the Pre-Funded Warrants or Common Warrants as follows: (i) if any Pre-Funded Warrants are exercised for cash, the exercise price of $0.0001 per share; and (ii) if any Common Warrants are exercised for cash, the exercise price of $6.315 per share.

The selling stockholders may offer and sell or otherwise dispose of the Resale Shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of Resale Shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the Resale Shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their Resale Shares and Warrant Shares.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “VRCA.” On December 22, 2025, the closing price of our common stock was $7.91 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” on page 4 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

Throughout this prospectus, the terms “we,” “us,” “our,” and our “company” refer to Verrica Pharmaceuticals Inc. and its subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, the Private Placement and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” on page 4 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Company Overview

We are a dermatology therapeutics company developing and selling medications for skin diseases requiring medical intervention. Our commercial product and portfolio of product candidates are clinician administered therapies in areas of high unmet need. Our current product portfolio consists of one approved product with several potential follow-on indications, as well as additional pipeline products.

Our commercial product, YCANTH (VP-102), was approved by the U.S. Food and Drug Administration in July 2023 for the treatment of molluscum contagiosum, or molluscum, in adult and pediatric patients two years of age and older. YCANTH (VP-102) is a proprietary drug-device combination that contains a GMP-controlled formulation of cantharidin. We are currently developing YCANTH (VP-102) for a potential follow-on indication for the treatment of common warts. Our second development candidate, VP-315, is an oncolytic peptide-based injectable therapy for the potential treatment of dermatology oncologic conditions, including basal cell carcinoma.

Implications of Being a Smaller Reporting Company and a Non-Accelerated Filer

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year for which audited financial statements are available as of the determination date and the market value of our shares held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and our share price may be more volatile.

Additionally, as a non-accelerated filer, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

Corporate Background

We were incorporated under the laws of the State of Delaware on July 3, 2013. Our principal executive offices are located at 44 West Gay Street, Suite 400, West Chester, PA 19380 and our telephone number is

(484) 453-3300. Our website address is www.verrica.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus.

Private Placement

On November 23, 2025, we entered into the Purchase Agreements with the selling stockholders named herein, pursuant to which we agreed to sell and issue to the Purchasers in a private placement transaction (the “Private Placement”) an aggregate of (i) 6,499,826 shares of our common stock, (ii) with respect to certain Purchasers, pre-funded warrants to purchase up to 5,305,164 shares of our common stock in lieu of shares of our common stock and (iii) in either case, accompanying Common Warrants to purchase up to 2,951,240 shares of our common stock. The purchase price per share of common stock and accompanying Common Warrant was $4.24125 (the “Purchase Price”) and the purchase price for the Pre-Funded Warrants and accompanying Common Warrant was the Purchase Price minus $0.0001. For additional information regarding the Purchase Agreements, refer to the summary included under Item 8.01 of our Current Report on Form 8-K filed with the SEC on November 24, 2025, which is incorporated by reference herein.

The Pre-Funded Warrants have a per share exercise price of $0.0001, subject to proportional adjustments in the event of stock splits or combinations or similar events. The Pre-Funded Warrants will not expire until exercised in full. The Common Warrants are immediately exercisable and have a per share exercise price of $6.315, subject to proportional adjustments in the event of stock splits or combinations or similar events, as well as adjustments for future issuances by us below the exercise price of the Common Warrants subject to the limitations and carve outs set forth therein. The Common Warrants will expire on the fifth anniversary of the Closing, November 25, 2030. Neither the Pre-Funded Warrants nor the Common Warrants may be exercised if the aggregate number of shares of Common Stock beneficially owned by the holder thereof together with its affiliates immediately following such exercise would exceed a specified beneficial ownership limitation; provided, however, that a holder may increase or decrease the beneficial ownership limitation, but not to any percentage in excess of 19.99% or, in certain cases, 9.99%; provided, further that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

On November 23, 2025, we also entered into a registration rights agreement with the selling stockholders named herein (the “Registration Rights Agreement”), pursuant to which we agreed to file registration statements under the Securities Act of 1933, as amended, (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), covering the resale of (i) the shares of common stock issued in connection with the Purchase Agreements and (ii) the shares of common stock issuable upon exercise of the Warrants purchased in connection with the Purchase Agreements no later than 30 days following the closing of the Private Placement.

The Offering

Common stock offered by the selling stockholders	14,756,230 shares(1)

Terms of the offering	Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the sale of the Resale Shares covered by this prospectus. However, we would receive proceeds from any cash exercise of the Pre-Funded Warrants or Common Warrants as follows: (i) if any Pre-Funded Warrants are exercised for cash, the exercise price of $0.0001 per share; and (ii) if any Common Warrants are exercised for cash, the exercise price of $6.315 per share.

Risk Factors	See “Risk Factors” on page 4 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	VRCA.

(1)

Consists of (i) 6,499,826 shares of our common stock, (ii) up to an aggregate of 5,305,164 Pre-Funded Warrant Shares and (iii) up to an aggregate of 2,951,240 Common Warrant Shares held by the selling stockholders named in this prospectus.

The selling stockholders named in this prospectus may offer and sell up to 14,756,230 shares of our common stock. Our common stock is currently listed on Nasdaq Capital Market under the symbol “VRCA.” Shares of our common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the Resale Shares. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. In addition, statements indicating that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date they were made, and while we believe such information formed a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus and in the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the Resale Shares by the selling stockholders pursuant to this prospectus. However, we would receive proceeds from any cash exercise of the Pre-Funded Warrants or Common Warrants as follows: (i) if any Pre-Funded Warrants are exercised for cash, the exercise price of $0.0001 per share; and (ii) if any Common Warrants are exercised for cash, the exercise price of $6.315 per share.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the Resale Shares to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of Resale Shares.

SELLING STOCKHOLDERS

The selling stockholders may sell some, all or none of their Resale Shares. We do not know how long the selling stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the Resale Shares. The Resale Shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of common stock each of the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for the table below.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus, consisting of the Resale Shares. This information has been obtained from the selling stockholders. The percentage of shares owned after the offering is based on 15,989,861 shares outstanding as of December 1, 2025 , which includes the outstanding shares of common stock offered by this prospectus but does not include any shares of common stock offered by this prospectus that are issuable pursuant to the exercise of Warrants.

The number of shares of common stock beneficially owned by each selling stockholder as of December 1, 2025 and the number of shares of common stock that may be offered under this prospectus includes all Resale Shares purchased by such selling stockholder in the Private Placement without giving effect to the beneficial ownership limitation in the Pre-Funded Warrants or the Common Warrants. The number of shares of common stock beneficially owned by each selling stockholder following the offering assumes all of the Resale Shares covered hereby are sold and such stockholder does not acquire beneficial ownership of any additional shares of common stock.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive Resale Shares in any non-sale transfer after the date of this prospectus

	Beneficial Ownership Prior to this Offering	Number of Shares Being Offered(1)	Beneficial Ownership After this Offering(2)
Name of Selling Stockholder			Number of Shares	Percent of Outstanding Common Stock
Entities affiliated Paul B. Manning.(3)	10,109,820	5,157,677	4,952,143	28.9%
Entities affiliated with Steven Goldman(4)	346,442	265,250	81,192	*
Jayson Rieger(5)	298,710	117,888	166,073	1.1%
David Zawitz(6)	51,728	12,500	39,228	*
John Kirby(7)	9,846	4,420	5,426	*
Noah Rosenberg(8)	9,716	2,946	6,770	*
Entities affiliated with Caligan Partners LP(9)	6,503,054	5,157,798	1,345,256	8.2%
Armistice Capital, LLC(10)	2,657,646	1,473,656	1,200,990	7.3%
Affinity Healthcare Fund, LP(11)	884,172	884,172	—	—
Velan Capital Master Fund LP(12)	589,448	589,448	—	—
Stonepine Capital, LP(13)	442,086	442,086	—	—
Entities affiliated with DAFNA Lifescience L.P. (14)	294,723	294,723	—	—
Kalehua Capital Partners LP(15)	294,723	294,723	—	—
Parallax Biomedical Fund LP(16)	58,943	58,943	—	—

*	Represents beneficial ownership of less than 1%
(1)

Represents all of the shares of our common stock that the selling stockholders may offer and sell from time to time under this prospectus without giving effect to the beneficial ownership limitation in the Warrants.

(2)	Assumes each selling stockholder sells the maximum number of Resale Shares possible in this offering.
(3)

“Beneficial Ownership Prior to this Offering” consists of (a) 1,375,380 shares of our common stock issued to Paul and Diane Manning, JTWROS in the Private Placement, (b) 2,750,762 shares of our common stock issued to BKB Growth Investments, LLC (“BKB”) in the Private Placement, (c) 343,845 shares of our common stock issuable upon exercise of Common Warrants issued to Paul and Diane Manning, JTWROS in the Private Placement, (d) 687,690 shares of our common stock issuable upon exercise of Common Warrants issued to BKB in the Private Placement, (e) 2,582,809 shares of our common stock held by Paul and Diane Manning, JTWROS prior to the Private Placement, (f) 597,610 shares of our common stock held by BKB prior to the Private Placement, (g) 332,433 shares of common stock held by The Paul B. Manning Revocable Trust dated May 10, 2000 prior to the Private Placement, (h) 267,561 shares of common stock held by separate trusts for the benefit of Paul B. Manning’s immediate family members prior to the Private Placement, (i) 25,663 shares of common stock held by PBM Capital Investments, LLC (“PBMCI”) prior to the Private Placement, (j) 921,348 shares of our common stock issuable upon exercise of Series B warrants held by Paul and Diane Manning, JTWROS prior to the Private Placement and (k) 224,719 shares of our common stock issuable upon exercise of Series B warrants held by BKB prior to the Private Placement (collectively with (c), (d) and (j), the “Manning Warrants”). Pursuant to the terms of the Manning Warrants, the holder of such Manning Warrants does not have the right to exercise any portion of the Manning Warrants, to the extent that, after giving effect to such exercise, such holder would beneficially own a number of shares of common stock in excess of 49.99% of the shares of common stock then issued and outstanding. Mr. Manning is a co-manager of BKB and has shared voting and investment power with respect to the shares held by BKB. Mr. Manning is President and CEO of PBMCI and has sole voting and investment power with respect to the shares held by PBMCI. The business address for BKB, PBMCI and Mr. Manning is 200 Garrett Street, Suite S, Charlottesville, VA 22902.

(4)

“Beneficial Ownership Prior to this Offering” consists of (a) 212,201 shares of our common stock issued to Mr. Goldman and related entities in the Private Placement, (b) 53,049 shares of our common stock issuable upon exercise of Common Warrants issued to Mr. Goldman and related entities in the Private Placement, (c) 58,721 shares of our common stock held by Mr. Goldman and related entities prior to the Private Placement and (d) 22,471 shares of common stock issuable upon the exercise of warrants within 60 days of December 1, 2025.

(5)

“Beneficial Ownership Prior to this Offering” consists of (a) 94,311 shares of our common stock issued to Dr. Rieger in the Private Placement, (b) 23,577 shares of our common stock issuable upon exercise of Common Warrants issued to Dr. Rieger in the Private Placement, (c) 88,282 shares of our common stock held by Dr. Rieger prior to the Private Placement, (d) 705 shares of our common stock held by Dr. Rieger’s immediate family members and trusts for the benefit of Dr. Rieger’s immediate family members, (e) 14,044 shares of our common stock issuable upon exercise of Series B warrants held by Dr. Rieger prior to the Private Placement and (f) 77,791 shares of common stock issuable upon the exercise of options within 60 days of December 1, 2025.

(6)

“Beneficial Ownership Prior to this Offering” consists of (a) 10,000 shares of our common stock issued to Mr. Zawitz in the Private Placement, (b) 2,500 shares of our common stock issuable upon exercise of Common Warrants issued to Mr. Zawitz in the Private Placement, (c) 11,000 shares of our common stock held by Mr. Zawitz prior to the Private Placement (d) 25,728 shares of common stock issuable upon the exercise of options within 60 days of December 1, 2025 and (e) 2,500 shares of our common stock issuable upon exercise of Series B warrants held by Mr. Zawitz prior to the Private Placement.

(7)

“Beneficial Ownership Prior to this Offering” consists of (a) 3,536 shares of our common stock issued to Mr. Kirby in the Private Placement, (b) 884 shares of our common stock issuable upon exercise of Common Warrants issued to Mr. Kirby in the Private Placement and (c) 5,426 shares of our common stock held by Mr. Kirby prior to the Private Placement.

(8)

“Beneficial Ownership Prior to this Offering” consists of (a) 2,357 shares of our common stock issued to Dr. Rosenberg in the Private Placement, (b) 589 shares of our common stock issuable upon exercise of Common Warrants issued to Dr. Rosenberg in the Private Placement and (c) 6,770 shares of common stock issuable upon the exercise of options within 60 days of December 1, 2025.

(9)

“Beneficial Ownership Prior to this Offering” consists of (a) 923,910 shares of our common stock held by Caligan Partners Master Fund LP (the “Caligan Fund”) and certain accounts (the “Caligan Accounts”) managed by Caligan Partners LP (“Caligan”) prior to the Private Placement, (b) 421,346 shares of our common stock issuable upon exercise of Series B warrants held by the Caligan Fund and the Caligan Accounts prior to the Private Placement, (c) 4,126,239 shares of our common stock issuable upon exercise of Pre-Funded Warrants issued to the Caligan Fund and the Caligan Accounts in the Private Placement and (d) 1,031,559 shares of our common stock issuable upon exercise of Common Warrants issued to the Caligan Fund and the Caligan Accounts in the Private Placement ((b), (c) and (d), collectively, the “Caligan Warrants”). Pursuant to the terms of the Caligan Warrants, the holder of such Caligan Warrants does not have the right to exercise any portion of the Caligan Warrants, to the extent that, after giving effect to such exercise, such holder together with its affiliates would beneficially own a number of shares of common stock in excess of 9.99% of the shares of common stock then issued and outstanding. The number of shares in the second column does not reflect this limitation. Caligan serves indirectly as the investment manager to the Caligan Fund and the Caligan Accounts. David Johnson is the managing member of Caligan and Managing Member of Caligan Partners GP LLC, the general partner of Caligan. The address of Caligan is 780 Third Avenue, 30th Floor, New York, New York 10017.

(10)

“Beneficial Ownership Prior to this Offering” consists of (a) 639,193 shares of common stock held by Armistice Capital Master Fund Ltd. (the “Master Fund”) prior to the Private Placement, (b) 561,797 shares of our common stock issuable upon exercise of Series B warrants held by Master Fund prior to the Private Placement, (c) 1,178,925 shares of our common stock issuable upon exercise of Pre-Funded Warrants issued to the Master Fund in the Private Placement and (d) 294,731 shares of our common stock issuable upon exercise of Common Warrants issued to Armistice Capital Master Fund Ltd. in the Private Placement (together with (b) and (c), the “Armistice Warrants”). Pursuant to the terms of the Armistice Warrants, the holder of such Armistice Warrants does not have the right to exercise any portion of the Armistice Warrants, to the extent that, after giving effect to such exercise, such holder would beneficially own a number of shares of common stock in excess of 9.99% of the shares of common stock then issued and outstanding. Armistice Capital, LLC (“Armistice”) is the investment manager of the Master Fund, and pursuant to an Investment Management Agreement, Armistice exercises voting and investment power over the securities held by the Master Fund and thus may be deemed to beneficially own the securities held by the Master Fund. Steven Boyd, as the managing member of Armistice, may be deemed to beneficially own the securities held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice. The address of Armistice is 510 Madison Avenue, 7th Floor, New York, New York 10022.

(11)

“Beneficial Ownership Prior to this Offering” consists of (a) 707,338 shares of our common stock issued to Affinity Healthcare Fund, LP (“Affinity”) in the Private Placement and (b) 176,834 shares of our common stock issuable upon exercise of Common Warrants issued to Affinity in the Private Placement. Affinity Asset Advisors, LLC (“AAALLC”) is the investment manager of Affinity and has voting and investment power over the shares held by Affinity. The business address of AAALLC and Affinity is 450 Park Avenue, Suite 1403, New York, New York 10022.

(12)

“Beneficial Ownership Prior to this Offering” consists of (a) 471,559 shares of our common stock issued to Velan Capital Master Fund LP (“Velan”) in the Private Placement and (b) 117,889 shares of our common stock issuable upon exercise of Common Warrants issued to Velan in the Private Placement. Velan Capital Holdings LLC (“Velan GP”) is the general partner of Velan and may be deemed to beneficially own the shares beneficially owned by Velan. Velan Capital Investment Management LP (“Velan Capital”) is the investment manager of Velan and may be deemed to beneficially own the shares beneficially owned by Velan. Velan Capital Management LLC (“Velan IM GP”) is the general partner of Velan Capital and may be deemed to beneficially own the shares beneficially owned by Velan. Balaji Venkataraman is a Managing Member of each of Velan GP and Velan IM GP and may be deemed to beneficially own the shares beneficially owned by Velan. Adam Morgan is a Managing Member of each of Velan GP and Velan IM GP and may be deemed to beneficially own the shares beneficially owned by Velan. The address of Velan is 100 North Main Street, Suite 301, Alpharetta, Georgia, 30009.
(13)

“Beneficial Ownership Prior to this Offering” consists of (a) 353,669 shares of our common stock issued to Stonepine Capital, LP (“Stonepine”) in the Private Placement and (b) 88,417 shares of our common stock issuable upon exercise of Common Warrants issued to Stonepine in the Private Placement. Jon M. Plexico exercises voting and investment discretion with respect to these securities and as such may be deemed to beneficially own the shares held by Stonepine. The address of these funds and persons is 2900 NW Clearwater Drive, Ste 100-11, Bend, Oregon 97703.

(14)

“Beneficial Ownership Prior to this Offering” consists of (a) 157,972 shares of our common stock issued to DAFNA Lifescience L.P. (“DAFNA”) in the Private Placement, (b) 77,807 shares of our common stock issued to DAFNA Lifescience Select L.P. (“DAFNA Select”) in the Private Placement, (c) 39,493 shares of our common stock issuable upon exercise of Common Warrants issued to DAFNA in the Private Placement and (d) 19,451 shares of our common stock issuable upon exercise of Common Warrants issued to DAFNA Select in the Private Placement. DAFNA Capital Management LLC is the sole general partner of DAFNA and DAFNA Select. The Chief Executive Officer and Chief Investment Officer of DAFNA Capital Management LLC are Dr. Nathan Fischel and Dr. Fariba Ghodsian, respectively. These individuals may be deemed to have shared voting and investment power of the shares held by DAFNA and DAFNA Select. The address for the entities and individuals herein is 10990 Wilshire Blvd, Suite 1400, Los Angeles, California 90024.

(15)

“Beneficial Ownership Prior to this Offering” consists of (a) 235,779 shares of our common stock issued to Kalehua Capital Partners LP (“Kalehua”) in the Private Placement and (b) 58,944 shares of our common stock issuable upon exercise of Common Warrants issued to Kalehua in the Private Placement. Kalehua Capital Management LLC (“Kalehua Management”) is the general partner and investment manager of Kalehua. Tai-Li Chang is the managing member of Kalehua Management and has voting and investment authority over all of the shares beneficially owned by each of Kalehua and Kalehua Management. The address of Kalehua is 3819 Maple Avenue, Dallas, Texas 75219.

(16)

“Beneficial Ownership Prior to this Offering” consists of (a) 47,155 shares of our common stock issued to Parallax Biomedical Fund LP (“Parallax”) in the Private Placement and (b) 11,788 shares of our common stock issuable upon exercise of Common Warrants issued to Parallax in the Private Placement. The address of Parallax is c/o Vista Point Capital, P.O. Box 357, Walnut Creek, California 94597.

Relationship with Selling Stockholders

Each of the selling stockholders has not had any material relationship with the registrant or any of its predecessors or affiliates, within the past three years, except as described below. As discussed in greater detail above under the section titled “Prospectus Summary—Private Placement,” in November 2025, we entered into the Purchase Agreements with the selling stockholders, pursuant to which we sold and issued shares of our common stock, Pre-Funded Warrants and Common Warrants to purchase our common stock. The Purchase Agreements include certain registration rights, pursuant to which we agreed to prepare and file, within 30 days of closing, one or more registration statements with the SEC to register for resale the Resale Shares.

As described below, the selling stockholders include several of our officers and directors, or affiliates thereof, and 5% or greater stockholders.

Paul B. Manning is a beneficial owner of more than 5% of our common stock and has served as chairman of our board of directors since 2017.

Jayson Rieger has served as our President and Chief Executive Officer and as a director since November 2024.

David Zawitz has served as our Chief Operating Officer since December 2024.

John Kirby has served as our Interim Chief Financial Officer since November 2024.

Noah Rosenberg has served as our Chief Medical Officer since March 2025.

Caligan Partners LP is, and prior to the Private Placement was, a beneficial owner of more than 5% of our common stock and, pursuant to the terms of the Private Placement, has the right to appoint a director as a Class I member of our board of directors for so long as it continues to hold at least half of the Pre-Funded Warrants and/or the Pre-Funded Warrant Shares it purchased in the Private Placement, subject to compliance with Nasdaq listing rules. In addition, so long as Caligan has the right to appoint a member to our board of directors, Caligan also has the right to designate an observer to our board of directors.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In addition, a selling stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus pursuant to Rule 144 or pursuant to this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered by this prospectus, will be passed upon by Cooley LLP.

EXPERTS

The financial statements of Verrica Pharmaceuticals Inc. as of December 31, 2024 and 2023 and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2024 financial statements contains an explanatory paragraph that states that the Company has incurred substantial operating losses since inception and has negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.verrica.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (File No. 001-38529):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 11, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 13, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 12, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 14, 2025;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2025;

•

our Current Reports on Form 8-K, filed with the SEC on January  30, 2025, February  21, 2025, April  2, 2025, April  25, 2025, June  5, 2025, June  12, 2025, July  1, 2025, July  23, 2025, July  30, 2025, August  12, 2025 and November 24, 2025, to the extent the information in such reports is filed and not furnished; and

•	the description of our securities, which is contained in Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 13, 2020.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, and other information that is furnished or is otherwise not incorporated into registrations statements pursuant to applicable SEC rules) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents Verrica Pharmaceuticals Inc., Attn: Secretary, 44 W. Gay St., Suite 400, West Chester, Pennsylvania 19380 or call our office at 484-453-3300 to speak with our Investor Relations department.